AMERICAN ELECTROMEDICS COMPLETES MERGER WITH EQUIDYNE SYSTEMS
          INC., DEVELOPER OF NEW "NEEDLE-FREE INJECTOR" DRUG DELIVERY
          TECHNOLOGY

          MAY 13, 1998 08:03 AM

          AMHERST, N.H.--(BUSINESS WIRE)--May 13, 1998--AMERICAN ELECTROMEDICS CORP AMER, and its president, Michael T. Pieniazek,
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          announced today that it has acquired by merger EQUIDYNE SYSTEMS
          INC. ("Equidyne"), a developer of proprietary medical products based in San Diego, Calif. The transaction was completed for a purchase price of 600,000 shares of AMER common stock.

          Equidyne has developed a unique and patented needle-free drug injection system. The INJEX(TM) system is a painless, cost competitive product for drug injection featuring a low-cost, convenient, disposable medication ampule. Equidyne has obtained FDA 510(k) clearance to market the product in the United States, and in addition, two U.S. patents have been issued for the features of the injector and the entire INJEX(TM) system. Equidyne's product competes with the standard needle syringe, a worldwide market in excess of $2 billion. INJEX(TM) is designed to eliminate the risks of contaminated needle stick accidents and the resulting cross contamination of Hepatitis and HIV. A regular needle syringe can easily puncture the skin after injection and during the controlled disposal process. In 1995, there were 1,000,000 accidental needle stick injections reported.

          Pieniazek stated, "The INJEX(TM) system offers many advantages which have completely changed the concept of drug injection. Previous attempts at developing needleless jet injectors have failed to compete with needle syringes due to their high cost, awkward design and difficulty of use. Equidyne offers a low-cost, practical, safe and painless needle-free injection system with broad market application. The Liquid Needle(TM) addresses an enormous market in a time when infectious disease and inadvertent contamination are major issues. Equidyne's core technology can be used for many different drug delivery regimens and allows for needle-free injection into either subcutaneous or intra-muscular tissue. We are extremely confident and optimistic about the potential of the INJEX(TM) system, which we expect to be able to deliver to the market in commercial quantities by late 1998."

          AMER currently develops, manufactures and markets intraoral dental cameras, related dental products, needle-free drug delivery systems and diagnostic audiometric medical devices in the United States and worldwide. The company is committed to bringing to the medical community products for innovation and superiority.

          The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Actual results may differ materially from the results discussed in this press release or in other forward-looking statements presented by management as a result of such risks. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained herein will in fact transpire or prove to be accurate. Among the factors that could cause actual results to differ materially include failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the ability to raise additional funds on terms favorable to the company, general downward trends in the company's industry, changes in foreign economic conditions or currently fluctuations and other risk factors detailed from time to time in the company's reports filed with the SEC.